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                                                                   Exhibit 10.12


                              SUMMIT DESIGN, INC.
                              BOARD OF DIRECTORS
                            DIRECTORSHIP AGREEMENT


On September 13, 1995, the Board of Directors of Summit Design, Inc. ("SUMMIT") elected Fred L. Hanson ("HANSON") as a Director to the Board for the term beginning September 13, 1995 through and including September 12, 1996. HANSON accepted the Directorship and agreed to commit to twelve (12) days, during that specified one year period, wherein he would attend Board meetings and whatever other functions or meetings the President & CEO of SUMMIT requests.

Twenty-thousand (20,000) shares of SUMMIT Common Stock were granted to HANSON, by the Board of Directors, in the form of Incentive Stock Options (ISO), under Summit Design, Inc's 1994 Stock Plan Option Agreement at the purchase price of $1.75 per share.

Of the twenty-thousand (20,000) Shares, ten-thousand (10,000) Shares are vested in full as of the commencement date of September 13, 1995, the remaining 10,000 Shares to vest as follows: Twenty-five percent (25%) of the Shares shall vest twelve (12) months after the Vesting Commencement Date and one forty-eighth (1/48th) of the Shares subject to the Option shall vest at the end of each month thereafter, so that all of the 10,000 Shares shall be vested in full four years after the Vesting Commencement Date.

In addition, the Board of Directors agreed that HANSON shall receive a salary of $17,500.00 per year. The salary and fully vested stock shall be paid and purchased under one of the following options:

     a) payment to HANSON by SUMMIT, as compensation for acting as a Director for the above mentioned one year period, in quarterly payments of $4,357.00 (less applicable taxes); or

     b) SUMMIT shall purchase, on HANSON's behalf, and at HANSON's sole discretion, the abovementioned 10,000 fully vested shares for the purchase price of $1.75 per share ($17,500.00), and will issue to HANSON a Common Stock certificate for 10,000 Shares of SUMMIT DESIGN, INC. Common Stock at said time of purchase, any time within three years from the commencement date of September 13, 1995. The agreement to purchase the 10,000 fully vested Shares is in lieu of the above described salary owned to HANSON as and for his position as a Director, for the period September 13, 1995 through September 12, 1996.

     c) All expenses for travel, outside of the Oregon area, for Board business, will be paid in full by SUMMIT.
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In the event that HANSON resigns, at his own discretion, as Director of Summit, then, on a prorata basis, HANSON shall return the appropriate number of SUMMIT Common Stock Shares, or, reimburse SUMMIT the dollar amount paid for the period of the term not served.

Dated: October 9, 1995                          SUMMIT DESIGN, INC.


                                                /s/ Larry J. Gerhard
                                                ________________________________
                                                By:  Larry J. Gerhard
                                                     President & CEO

                                                ACKNOWLEDGED:


                                                /s/ Fred L. Hanson
                                                ________________________________
                                                FRED L. HANSON

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